EXHIBIT 23.2


                          Consent of Hood & Strong LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amnis Systems Inc. adopted 1997 Stock Plan and the Amnis Systems Inc. 2000 Stock Plan of our reports dated February 23, 2001 with respect to the financial statements of Optivision, Inc. for the eight months ended December 31, 2000 and our report dated September 21, 2000 with respect to the financial statements of Optivision, Inc. for the year ended April 30, 2000 included in the Amnis Systems Inc. Current Report (Form 8-K) filed with the Securities and Exchange Commission on May 1, 2001.


Dated:  November 27,  2001                    /s/  HOOD  &  STRONG  LLP


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